News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Tony Skarupa	Paul Wardour
Director of Finance	Director of Marketing
(301) 841-2847	(301) 841-2745
tskarupa@capitalsource.com	pwardour@capitalsource.com

CAPITALSOURCE REPORTS THIRD QUARTER RESULTS

•	Earned pro forma net income of $23.5 million and pro forma diluted net income per share of $0.21

•	Grew funded loan portfolio to $1.99 billion, an increase of $246 million, or 14%, from last quarter

•	Increased and diversified funding sources by $700 million through two new credit facilities, bringing total committed credit facility capacity to $1.5 billion.

Chevy Chase, MD, October 27, 2003 — CapitalSource Inc. (NYSE: CSE) today reported pro forma net income of $23.5 million, or $0.21 per diluted share, for the quarter ended September 30, 2003. The pro forma adjustments reflect the conversion of CapitalSource from a limited liability company to a “C” corporation in connection with the company’s August 2003 initial public offering and the impact of corporate income tax on the pre-IPO periods.

The company’s third quarter 2003 earnings compare with pro forma net income of $17.4 million, or $0.17 per diluted share, for the second quarter 2003. Third quarter pro forma returns on average assets and average equity were 4.55% and 12.92%, respectively. For the second quarter 2003, pro forma returns on average assets and average equity were 3.91% and 12.45%, respectively.

A reconciliation between net income on a GAAP basis and pro forma net income is provided in a table immediately following the Consolidated Statements of Income.

Loan Portfolio

•	Gross loans increased to $1,987 million as of September 30, 2003, up $246 million or 14% from $1,741 million as of June 30, 2003. This compares to a $157 million increase in gross loans during the second quarter 2003.

Net Interest Margin / Yield / Cost of Funds

•	Net interest margin was 10.10% for the third quarter 2003, a 30 basis point increase from 9.80% for the second quarter 2003. The increase is primarily due to continued strong yield performance, a decrease in our cost of funds and the pay down of certain credit facilities using the proceeds from the initial public offering.

•	Yield on average interest earning assets was 12.10% for the third quarter 2003, an increase of 4 basis points from 12.06% for the second quarter 2003. As in the second quarter, yield for the third quarter was enhanced by unusually high prepayment-related fee income.

•	Cost of funds was 3.12% for the third quarter 2003, a decrease of 21 basis points from 3.33% for the second quarter 2003. This decrease resulted primarily from a lower level of short term interest rates in the third quarter 2003 compared to the second quarter 2003.

Credit Quality

•	Allowance for loan losses was $15.1 million as of September 30, 2003, a $3.6 million increase from $11.5 million as of June 30, 2003. This increase resulted from an increase in reserves in accordance with our loan loss methodology. Allowance for loan losses as a percentage of gross loans was 0.76% as of September 30, 2003, an increase of 10 basis points from 0.66% as of June 30, 2003.

•	As of September 30, 2003, 0.24% of our total loan portfolio was 60 or more days delinquent compared with 0.28% as of June 30, 2003.

Expenses

•	Total operating expenses were $17.3 million for the third quarter 2003, an increase of $2.3 million from $15.0 million for the second quarter 2003. The increase is a result of costs associated with the addition of new employees, costs associated with being a public company and other one-time costs.

•	Operating expenses as a percentage of average total assets were 3.36% for the third quarter 2003, a decrease of 1 basis point from 3.37% for the second quarter 2003.

•	As of September 30, 2003, employees totaled 269, an increase of 30 from June 30, 2003.

Other Income

•	Other income was $6.7 million for the third quarter 2003, an increase of $4.8 million from $1.9 million for the second quarter 2003. This increase is primarily due to the increase in unrealized gains on our investments in equity interests.

Income Taxes

•	CapitalSource provided for income taxes on the income earned from August 7, 2003 through September 30, 2003 based on a 38% effective tax rate. Prior to its reorganization as a “C” corporation on August 6, 2003, CapitalSource operated as a limited liability company and all income taxes were paid by the members. At the reorganization date, CapitalSource recorded a $4.0 million net deferred tax asset and a corresponding deferred tax benefit, which lowered the effective tax rate for the quarter.

Funding and Liquidity

•	During the third quarter 2003, CapitalSource entered into a $400 million credit facility with an affiliate of Citigroup Global Markets Inc. This credit facility permits CapitalSource to obtain financing of up to 75% of the outstanding principal balance of commercial loans that it originates.

•	During the third quarter 2003, CapitalSource entered into a $300 million repurchase agreement with an affiliate of Credit Suisse First Boston LLC to finance healthcare mortgage loans. This facility allows CapitalSource to obtain financing of up to 70% of the outstanding principal balance of healthcare mortgage loans that the company originates.

Subsequent Event

•	In October 2003, CapitalSource sold an investment in equity interest and received a cash payment of $15.1 million generating a pretax gain of $10.8 million.

Conference Call and Webcast

CapitalSource will host a conference call on Tuesday, October 28, 2003 at 11:00 a.m. EST to discuss its third quarter results. This will be the first scheduled quarterly call with analysts and investors since CapitalSource completed its initial public offering on August 12, 2003. If you wish to participate, please call (877) 346-4093 (pass code: 1348904) approximately 10 minutes in advance. The call will also be webcast on the Investor Relations page of the CapitalSource website, www.capitalsource.com.

A telephonic replay will be available from approximately 2:00 p.m. EST October 28, 2003 and will run through November 5, 2003. Please call (800) 642-1687 or (706) 645-9291 (pass code: 1348904). An audio replay also will be available on the Investor Relations page of CapitalSource’s website.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CapitalSource’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive and/or regulatory factors, among others, affecting CapitalSource’s business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in CapitalSource’s filings with the SEC, including the sections captioned “Risk Factors” and “Business” in our final prospectus dated August 6, 2003, as filed with the SEC pursuant to Rule 424(b) on August 7, 2003. CapitalSource is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About CapitalSource

CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending groups: Corporate Finance, Healthcare Finance, and Structured Finance. By offering a broad array of financial products, CapitalSource has issued more than $3 billion in loan commitments. Headquartered in Chevy Chase, MD, CapitalSource has a national network of offices in Atlanta, Boston, Buffalo, Chicago, Dallas, Los Angeles, Nashville, New York, Philadelphia, and San Francisco. CapitalSource has more than 260 employees. Middle market lending involves a certain degree of credit risk which CapitalSource believes will correlate into credit losses in its portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	September 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Cash and cash equivalents	$109,922	$49,806
Restricted cash	39,780	28,873
Loans:
Loans	1,987,089	1,073,680
Less deferred fees and discounts	(54,645)	(30,316)
Less allowance for loan losses	(15,149)	(6,688)

Loans, net	1,917,295	1,036,676
Investments in equity interests	39,135	23,670
Deferred financing fees, net	16,343	11,214
Property and equipment, net	7,000	5,087
Other assets	9,872	5,279

Total assets	$2,139,347	$1,160,605

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase obligations	$53,016	$—
Credit facilities	619,743	240,501
Term debt	600,788	428,585
Accounts payable and other liabilities	31,086	15,803
Due diligence deposits	1,223	2,034

Total liabilities	1,305,856	686,923
Shareholders’ equity:
Members’ equity (101,000,000 units authorized and no units and 99,289,800 shares outstanding, respectively)	—	473,765
Common stock ($0.01 par value, 500,000,000 shares authorized; 117,643,100 and no shares outstanding, respectively)	1,176	—
Additional paid-in capital	754,509	—
Retained earnings	78,574	—
Deferred compensation	(768)	—
Accumulated other comprehensive loss	—	(83)

Total shareholders’ equity	833,491	473,682

Total liabilities and shareholders’ equity	$2,139,347	$1,160,605

CapitalSource Inc.
Consolidated Statements of Income
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net interest and fee income:
Interest	$47,336	$20,279	$121,372	$48,389
Fee income	15,105	4,415	35,238	12,369

Total interest and fee income	62,441	24,694	156,610	60,758
Interest expense	10,304	4,148	27,409	9,251

Net interest and fee income	52,137	20,546	129,201	51,507
Provision for loan losses	3,687	—	8,461	—

Net interest and fee income after provision for loan losses	48,450	20,546	120,740	51,507
Operating expenses:
Compensation and benefits	11,553	5,448	30,618	14,060
Other administrative expenses	5,761	3,155	14,884	7,699

Total operating expenses	17,314	8,603	45,502	21,759
Other income (expense):
Diligence deposits forfeited	230	371	2,224	1,029
Gain (loss) on equity interests	4,985	(30)	5,099	2,934
Gain (loss) on derivatives	431	(705)	(68)	(784)
Other income	1,077	600	2,231	660

Total other income	6,723	236	9,486	3,839

Net income before income taxes	37,859	12,179	84,724	33,587
Income taxes	6,564	—	6,564	—

Net income	$31,295	$12,179	$78,160	$33,587

Net income per share:
Basic	$0.29	$0.12	$0.77	$0.34
Diluted	$0.28	$0.12	$0.75	$0.34
Average shares outstanding:
Basic	108,969,401	97,666,383	101,751,387	97,637,290
Diluted	110,824,452	99,765,632	103,600,367	99,679,930

CapitalSource Inc.
Pro Forma Financial Information
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended			Nine Months Ended

	September 30,	June 30,	September 30,	September 30,
	2003	2003	2002	2003	2002

Net income	$31,295	$28,573	$12,179	$78,160	$33,587
Income taxes (a)	7,822	11,143	4,628	25,631	12,763

Pro forma net income	$23,473	$17,430	$7,551	$52,529	$20,824

Pro forma net income per share:
Basic	$0.22	$0.18	$0.08	$0.52	$0.21
Diluted	$0.21	$0.17	$0.08	$0.51	$0.21
Average shares outstanding:
Basic	108,969,401	98,100,029	97,666,383	101,751,387	97,637,290
Diluted	110,824,452	99,912,866	99,765,632	103,600,367	99,679,930
Pro forma return on average assets (a)	4.55%	3.91%	3.73%	4.03%	4.34%
Pro forma return on average equity (a)	12.92%	12.45%	8.24%	11.78%	9.31%

(a) Adjusted to reflect results from our reorganization as a “C” corporation. As a limited liability company prior to the August 6, 2003 reorganization, all income taxes were paid by the members. As a “C” corporation, CapitalSource Inc. is responsible for the payment of all federal and state corporate income taxes. The unaudited pro forma net income, pro forma basic net income per share, and pro forma diluted net income per share includes provision for income taxes with a combined federal and state effective tax rate of 38%.

CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended						Nine Months Ended

	September 30,		June 30,		September 30,		September 30,
	2003		2003		2002		2003		2002

Performance Ratios:
Pro forma return on average assets	4.55%		3.91%		3.73%		4.03%		4.34%
Pro forma return on average equity	12.92		12.45		8.24		11.78		9.31
Net interest margin	10.10		9.80		10.21		9.91		10.81
Operating expenses as a percentage of average total assets	3.36		3.37		4.25		3.49		4.54
Efficiency ratio (operating expenses / net interest and fee income)	33.2		34.4		41.9		35.2		42.2
Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (at period end)	0.24%		0.28%		0.00%		0.24%		0.00%
Net charge offs as a percentage of average loans	0.00		0.00		0.00		0.00		0.00
Allowance for loan losses as a percentage of loans (at period end)	0.76		0.66		0.00		0.76		0.00
Total debt to equity (at period end)	1.53	x	2.38	x	0.91	x	1.53	x	0.91	x
Equity to total assets (at period end)	39.0%		29.3%		51.4%		39.0%		51.4%